Exhibit 99.2

Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NASDAQ ACCEPTS NORTH AMERICAN SCIENTIFIC’S PLAN
FOR CONTINUED LISTING

➢  Shareholders Equity Compliance Required by January 17, 2008

Chatsworth, CA - December 13, 2007 — North American Scientific, Inc. (Nasdaq: NASI) today announced that it received a letter from The Nasdaq Stock Market (“Nasdaq”) dated December 11, 2007 providing formal notice that the Nasdaq Listing Qualifications Panel has granted the Company’s request for a transfer from the Nasdaq Global Market to the Nasdaq Capital Market, and continued listing on the Nasdaq Capital Market, subject to the following exception:

▪
On or before January 17, 2008, the Company shall inform the Panel that it has received funds sufficient to put it in compliance with the Capital Market shareholders’ equity requirement of $2.5 million. Within four business days of the receipt of the funds, the Company shall make a public disclosure of receipt of the funds and file a Form 8-K with pro forma financial information indicating that it plans to report shareholders’ equity of $2.5 million or greater for the fiscal year ended October 31, 2007.

▪	On or before January 31, 2008, the Company shall file its Form 10-K for the fiscal year ended October 31, 2007 which shall demonstrate shareholder’s equity of $2.5 million or greater.

The Company’s presentation and pro forma projections convinced the Panel that the fund raising activities being undertaken by the Company would allow it to regain compliance with the Global Market shareholder’s equity requirement within a reasonable period of time, and will also qualify the Company for listing on the Capital Market. While the launch of the Company’s new product, coupled with growth in sales of its core business, may also allow the Company to maintain compliance with Global Market standards over the longer term, the Company has requested a transfer to the Capital Market, where it need maintain only a $2.5 million shareholder equity minimum. The Panel agreed with the Company that a move to the Capital Market is a prudent move that would serve the Company and investors well.

The Company’s listing on the Nasdaq Capital Market is contingent upon the successful completion of an application and review process. That process will require the Company to file an application for listing on the Nasdaq Capital Market and pay any applicable fees by no later than December 18, 2007. In order to fully comply with the terms of this exception, the Company must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq Capital Market and gain approval of its listing application. In the event the Company is unable to do so, its securities may be delisted from The Nasdaq Stock Market.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.